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Exhibit 10.13

EMPLOYMENT CONTRACT BETWEEN HOUGHTON MIFFLIN COMPANY
AND GERALD T. HUGHES

        Houghton Mifflin Company (the "Company"), a wholly-owned subsidiary of Vivendi Universal, S.A. ("Parent"), agrees to employ Gerald T. Hughes (the "Employee") and you agree to accept employment upon the terms and conditions set forth in this agreement (the "Agreement").

1.    Term.

        (a)   The term of your employment under this Agreement will commence on August 21, 2002 (the date on which your employment hereunder actually commences is referred to herein as the "Effective Date") and continue until August 21, 2003 (the "Expiration Date") unless earlier terminated pursuant to the provisions of Paragraph 4 (the "Term").

        (b)   This Agreement is renewable by mutual approval for another one (1) year term by express written consent of the Company and the Employee.

        (c)   The Company may by written notice to you no later than 60 days prior to the Expiration Date, renew the Term for an additional one (1) year period.

        (d)   Notwithstanding the foregoing, you agree and acknowledge that the Company has no obligation to extend the Term following the Expiration Date or to continue your employment after expiration of the Term, and you expressly acknowledge that no promises or understandings to the contrary have been made or reached.

        (e)   You also agree and acknowledge that, should you and the Company choose to continue your employment for any period of time following the expiration of the Term (including any extensions thereof) without a written employment agreement, your employment with the Company will be "at will".

        (f)    During any time following the expiration of the Term if a written employment agreement is not in effect or if the Company has not terminated the Agreement by written notice of 60 days prior to the expiration of the Term, the Company may terminate your employment at any time, with or without reason and with or without notice, and you may resign at any time, with or without reason and with or without notice.

        (g)   Any such "at will" employment will not diminish or prejudice any rights or benefits to which you are otherwise entitled under this Agreement (including, without limitation, rights or benefits under Paragraph 4), or otherwise, after the end of the Term.

2.    Duties and Responsibilities.

        (a)   During the Term, you agree to be employed and perform your exclusive services for the Company and its affiliates upon the terms and conditions of this Agreement. You will render your services hereunder as Senior Vice President, Human Resources of the Company, and will have the duties, responsibilities and authority as are customary and appropriate for such position. You will report directly to the Chief Operating Officer ("COO").

        (b)   During the Term, your principal place of employment will be at the Company's headquarters in Boston, Massachusetts. You acknowledge that your duties and responsibilities will require you to travel on business to the extent necessary to fully perform your duties hereunder.

        (c)   During the Term, you will devote all of your working time to the business of the Company and will not accept employment with, or provide services as a consultant or in any other capacity for, any person or entity other than the Company or its subsidiaries and affiliates; provided, however, that with the express prior written consent of the COO (such consent to be given in the sole discretion of the COO), you may engage in corporate, civic or charitable activities in a non-executive role consistent with applicable Company policies and so long as such activities do not interfere with the performance of your duties hereunder.

3.    Compensation and Related Matters.

        (a)    Base Salary.    During the Term, for all services rendered under this Agreement, the Company will pay you base salary ("Base Salary") payable in accordance with the Company's applicable payroll practices, at an initial annual rate of $260,000. Your Base Salary will be reviewed annually and may be increased at the discretion of the COO.

        (b)    Bonus Compensation.    During the Term, you will be eligible to participate in the Houghton Mifflin Executive Management Incentive Compensation Plan Target bonus plan as in effect from time to time (the "Bonus Plan"), with a target annual bonus ("Target Bonus") in an amount equal to 40% to maximum cap 70% of your Base Salary, the actual amount of the bonus payable to you will be determined by the Company in its sole discretion in accordance with the provisions of the Bonus Plan.

            (i)  The Base Salary, it being understood that if the threshold performance objectives are not attained, no bonus may be payable for such year, prorated based on your duration of employment with the Company during the applicable year, will be determined by the Company in its sole discretion in accordance with the provisions of the Bonus Plan and will be paid at such time and in such manner as provided in the Bonus Plan.

           (ii)  Your actual bonus for calendar year 2002 will not be less than 50% of your Target Bonus for 2002, prorated based on your duration of employment with the Company during 2002.

          (iii)  Notwithstanding the foregoing, the provisions of Paragraph 4 shall apply in the event of your termination of employment hereunder.

        (c)    Miscellaneous Issues.    In the event that the Company does not renew this Agreement, and the Employee does not continue in the Company's service as an at-will employee, the Employee is entitled to at a minimum, 32 weeks of his base salary and a prorated bonus award, equivalent to eight-twelfths (8/12) of Target Bonus to be paid in a lump sum.

        (d)   During the Term of the Agreement, the Employee will be entitled to a paid vacation of three (3) weeks. If the Employee has become an at-will employee, you will be entitled to paid vacation of three (3) weeks.

4.    Compensation Upon Certain Termination Events.

        Your employment may be terminated as provided below in this Paragraph 4. Upon any termination of your employment with the Company, you will be entitled to receive any accrued but unpaid Base Salary through the date of termination, any unpaid Annual bonus in respect of the year preceding the year in which the termination occurs, and compensation for unused vacation time accrued through the date of termination, payable within thirty (30) days following the date of your termination of your employment. Following termination of your employment, the Company will have no further obligations to you hereunder except as otherwise provided below or as set forth in any benefit plans, programs or arrangements in which you participate or as otherwise required by Company policy or applicable law.

        (a)    Termination by the Company for Cause Voluntary Resignation.    Your employment under this Agreement may be automatically terminated by the Company for Cause (as defined below) at any time and without advance notice, and will terminate automatically upon your voluntary resignation. If you voluntarily resign, you will receive no further compensation.

        For purposes of this Agreement, "Cause" means: (i) your continued material failure, following written notice from the Company, substantially to perform your duties (other than as a result of incapacity due to physical or mental illness), (ii) your gross negligence or willful misconduct in the course of your employment with the Company, (iii) your conviction of, or plea of nolo contendere to, a felony (or the equivalent thereof in a jurisdiction other than the United States) other than a moving vehicle violation, (iv) your material breach of any material provision of this Agreement, (v) your material breach of a material employment policy of the Company, (vi) your misappropriation, embezzlement or material misuse of funds or property belonging to the Company or any of its subsidiaries and affiliates or (vii) your use of alcohol or illegal drugs that either interferes with the performance of your duties hereunder or compromises the integrity and reputation of the Company, its subsidiaries or affiliates, their employees or their products; provided, that following written notice from the Company under clauses (i), (ii), (iv) and (v) above, you have ten (10) days during which to cure such failure; provided further that you will be permitted one such cure period during the Term.

        (b)    Termination by the Company without Cause (other than due to Disability or Death).    Your employment under the Agreement may be terminated at any time during the Term by the Company without Cause (other than on account of Disability or your Death). In such event, the Employee will be entitled to, the greater of, 32 weeks of Base Salary and a prorated Bonus award equivalent to eight-twelfths (8/12) of your Target Bonus, or base pay salary and bonus at target rate for the remaining contract period, to be paid in a lump sum.

        (c)    Termination on Account of Disability.    The Company may terminate your employment on account of a Disability (but only during the continuance of such Disability). You will be deemed to have a Disability if you are incapacitated by a physical or mental condition, illness or injury which W has prevented you from being able to perform the essential duties of your position under this Agreement in a satisfactory manner for an aggregate of 180 days in any consecutive 365-day period. Any dispute regarding whether you have incurred a Disability will be resolved by an independent medical doctor selected by to the Company. In the event your employment is terminated on account of Disability, you will (i) receive payment of any unpaid Annual Bonus in respect of the year preceding the year in which termination occurs, (ii) receive payment of the Prorata Bonus and (iii) continue to receive an amount equal to your Base Salary until the earlier of the 180th day following your termination of employment, or (iv) your death, but such amount will be reduced by any other Company provided disability and salary continuation benefits otherwise made available to you.

        (d)    Death.    Your employment will terminate automatically upon your death.

        (e)    Additional Payment Provisions.    The payment of any monies accrued under any benefit plan; program or arrangement in which you participate will be subject to the terms of the applicable plan, program or arrangement and any elections you have made thereunder. Anything contained herein to the contrary notwithstanding, the obligations of the Company to make payments to you pursuant to this Agreement will survive any termination of this Agreement.

5.    Completion of Sale Bonus.

        (a)   The Company and its Parent, have announced that Houghton Mifflin and/or its assets will be offered for sale and it is not yet known which of the Company's assets may be purchased by third parties or if the corporation will be sold in its entirety.

        During the transition period, your continued service to the Company is critically important. Accordingly, a Completion of Sale Bonus of $130,000 will be paid to Employee thirty (30) days after Close of Sale, if one of the following events occurs during the Term of the Agreement:

            (i)  a sale or transfer of all or substantially all of the assets of the Company;

           (ii)  a complete liquidation of the Company's assets;

          (iii)  an executed agreement for the sale or disposition of a significant Company assets such as an operational division;

          (iv)  a merger of the Company or the Company's assets into another entity.

        (b)   In the event that a new owner or the Parent of the Company should offer Senior Management restricted stock, stock options or other compensation, the Employee will have the choice to accept any new compensation program offered by the new owner or Parent in lieu of the Company Sale Bonus as described above in this Agreement. However, the Employee may not receive the completion of Sale Bonus and be eligible for any new compensation program offered to Senior Management by the Parent or a new owner.

        (c)   The Company and/or Parent will decide in their sole discretion, if and when a sale will occur. Nothing contained in this Agreement shall obligate the Company or the Parent to sell any portion of its assets at this time or any other time.

6.    Covenants.

        (a)    Acknowledgment.    You acknowledge that you currently possess or will acquire secret, confidential, or proprietary information or trade secrets concerning the operations, future plans, or business methods of the Company or its affiliates. You agree that the Company and its affiliates would be severely damaged if you misused or disclosed this information. To prevent this harm you are making the promises set forth in this Paragraph. You acknowledge that the provisions of this Paragraph- are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that any violation of such provisions would result in irreparable injury to the Company and its affiliates. In the event of a violation of the provisions of this Paragraph, you further agree that the Company will in addition to all other remedies available to it, be entitled to seek equitable relief by way of injunction and any other legal or equitable remedies.

        (b)    Promise Not to Disclose.    You will hold in a fiduciary capacity, for the benefit of the Company and its affiliates, all confidential or proprietary information, knowledge and data of the Company and its affiliates which you may acquire, learn, obtain or develop during your employment by the Company. Further, you will not, during the Term or at any time thereafter, directly or indirectly use, communicate or divulge for your own benefit or for the benefit of another any such information, knowledge or data other than as required by, or on behalf of, the Company. You make the same commitments with respect to the secret, confidential or proprietary information, knowledge and data of affiliates, customers, contractors and others with whom the Company has a business relationship or to whom the Company or its affiliates owe a duty of confidentiality, other than as required by the Company. The confidential and proprietary information covered by this protection includes, but is not limited to, confidential and proprietary matters of a business or strategic nature such as information about costs and profits, projections, personnel information, re-engineering records, customer lists, contact persons, customer data, software, sales data, possible new business ventures and/or expansion plans or matters of a creative nature, including without limitation, matters regarding ideas of a literary, creative, musical or dramatic nature, or regarding any form of product produced, distributed or acquired by the Company or its affiliates ("Company Information"). You and the Company further agree that neither of you will publicly disclose the terms of this Agreement, other than as required by law.

        (c)    Promise to Return Property.    All records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the Company's business (or the business of its affiliates) in whatever form (including electronic) which you (or any person to whom you have directly or indirectly transferred such possession) possess will be returned to the Company upon the termination of your employment, whether such termination is at your or the Company's request (except that you may, upon request to the Company, which will not be unreasonably withheld, retain copies of any documents to the extent reasonably necessary to protect your interests).

        (d)    Promise Not to Solicit.    You will not at any time during the term of your employment with the Company or prior to the first anniversary of the date of termination of your employment with the Company, induce or attempt to induce any employees, consultants, contractors or representatives of the

Company (or those of any of its affiliates) ("Company Representatives") to stop working for, contracting with or representing the Company or any of its affiliates or to induce or attempt to induce any Company Representative under an exclusive contractual arrangement with the Company or its affiliates to work for, contract with or represent any of the Company's competitors.

        (e)    Company Ownership.    The results and proceeds of your services hereunder, including, without limitation, any works of authorship resulting from your services during your employment with the Company and/or any of the Company's affiliates and any works in progress, will be works-made-for-hire and the Company will be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to you whatsoever. If, for any reason, any of such results and proceeds will not legally be a work-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company will have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to you whatsoever.

7.    Services Unique.

        You acknowledge that a violation on your part of any of the covenants contained in Paragraph 6 of this Agreement would cause immeasurable and irreparable damage to the Company or its affiliates in an amount that would be material but not readily ascertainable, and that any remedy at law would be inadequate. Accordingly, you agree that the Company will be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any such covenant in addition to any other remedies it may have. You agree that in the event that any court of competent jurisdiction will finally hold that any provision of Paragraph 6 of this Agreement is void or constitutes an unreasonable restriction against you, the provisions of such Paragraph 6 will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the greatest period and to such extent as such arbitrator or court may determine constitutes a reasonable restriction under the circumstances.

8.    Notices.

        All notices and other communications hereunder will be in writing and will be given by hand delivery to the other party or by facsimile or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

  If to you:

          By hand or your last known address and facsimile number in the personnel records of the Company with a copy to:

  If to the Company:

  Houghton Mifflin Company
  222 Berkeley Street Boston, MA 02116
  Attn: Paul D. Weaver, Esq.
  Oscar W. Weekes, Esq.
  Fax: (617) 351-1125

  with a copy to:

  Robert M. Gault, Esquire
  Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.
  One Financial Center
  Boston, MA 02111

or to such other address as either party will have furnished to the other in writing. All notices and communications will be deemed to have been duly given and received: (a) on the date of receipt, if delivered by hand; (b) on the date of receipt of the transmission confirmed by receipt of a transmittal confirmation, if delivered by facsimile; (c) three (3) business days after being sent by first class certified mail, return receipt requested, postage prepaid; or (d) one (1) business day after sending by next-day delivery service with confirmation of receipt.

9.    Assignment/Affiliated Corporation.

        This Agreement is personal to you and without the prior written consent of the Company will not be assignable by you otherwise than by will or the laws of descent and distribution, and any assignment in violation of this Agreement will be void. This Agreement will be binding on, and will inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, in the event of your death, your estate and heirs in the case of any payments due to you hereunder). You acknowledge and agree that all of your covenants and obligations to the Company, as well as the rights of the Company hereunder, will run in favor of and will be enforceable by the Company, its affiliates and their successors and permitted assigns.

10.    Indemnification.

        The Company will indemnify you to the fullest extent permitted by applicable law against damages in connection with your status or performance of duties as an officer or employee of the Company or its affiliates. This provision will survive any termination of this Agreement.

11.    Representations and Covenants of Executive.

        (a)   You represent, warrant and covenant that: (i) you have the full right and authority to enter into this Agreement and perform your obligations hereunder; (ii) you are not bound by any agreement that conflicts with or prevents or restricts the full performance of your duties and obligations to the Company hereunder during or after the Term; and (iii) the execution and delivery of this Agreement will not result in any breach or violation of or a default under, any existing obligation, commitment or agreement to which you are subject (including, without limitation, any agreement with the entity that employed you prior to your commencement of employment hereunder (your "prior employer").

        (b)   You agree not to disclose to the Company or its affiliates, or induce the Company or its affiliates to use, any confidential or proprietary information that is the property of your prior employer or other third parties.

12.    Governing Law.

        The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of Massachusetts without regard to its conflicts of law principles.

13.    Amendment Waiver.

        No provisions of this Agreement may be amended, modified, waived, or discharged except by a written document signed by you and a duly authorized officer of the Company. A waiver of any conditions or provisions of this Agreement in a given instance will not be deemed a waiver of such conditions or provisions at any other time.

14.    Cooperation.

        You will provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding) which relates to events occurring during your employment with the Company, its subsidiaries and affiliates, and their predecessors; provided, that the Company will reimburse you for expenses reasonably incurred in connection with such cooperation. The parties will act reasonably in structuring any such required cooperation so as not to interfere unreasonably with any subsequent employment you may have. This provision will survive any termination of this Agreement.

15.    Validity.

        The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which will remain in full force and effect.

16.    Counterparts.

        This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute the same instrument.

17.    Entire Agreement.

        This Agreement sets forth the entire understanding between you and the Company and its affiliates; all oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement. All prior employment agreements, term sheets, understandings and obligations (whether written, oral, express or implied), if any, between you and the Company and its affiliates, are terminated as of the Effective Date and are superseded by this Agreement.

HOUGHTON MIFFLIN COMPANY
/s/ Sylvia Metayer Sylvia Metayer Executive Vice President and Chief Operating Officer
Accepted and Agreed to by:
/s/ Gerald T. Hughes Gerald T. Hughes
August 21, 2002 Date

        The Employment Contract between Houghton Mifflin Company and Gerald T. Hughes, dated August 21,2002, is hereby amended as follows:

        Add as new sub-paragraphs 5.(a)(v) and (vi):

        (v)   an executed agreement for the merger or consolidation of the Company or a subsidiary thereof with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 75% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

        (vi)  Vivendi Universal ceases to own, directly of indirectly, more than 50% of the company's voting stock or ceases to own, directly or indirectly, more than thirty percent (30%) of the Company's assets (measured on the basis of the gross revenues produced by such assets in the Company's most recent fiscal year completed prior to the date hereof).

Houghton Mifflin Company
/s/ Gerald T. Hughes
Gerald T. Hughes

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  Exhibit 10.13
EMPLOYMENT CONTRACT BETWEEN HOUGHTON MIFFLIN COMPANY AND GERALD T. HUGHES